Exhibit 99.1

The Chubb Corporation 15 Mountain View Road • P.O. Box 1615 Warren, New Jersey 07061-1615 Telephone: 908-903-2000

FOR IMMEDIATE RELEASE

Chubb Reports Second Quarter Net Income per Share of $2.03;

Operating Income per Share Is $1.70;

Combined Ratio Is 90.0% including Catastrophe Impact of 4.8 Points

2014 Operating Income per Share Guidance

Is Revised to Range of $6.75 to $6.95

WARREN, New Jersey, July 24, 2014 — The Chubb Corporation [NYSE: CB] today reported that net income in the second quarter of 2014 was $499 million compared to $579 million in the second quarter of 2013. Net income per share declined 8% to $2.03 from $2.21.

Operating income, which the company defines as net income excluding after-tax realized investment gains and losses, was $418 million in the second quarter of 2014 compared to $463 million in the second quarter of 2013. Operating income per share declined 4% to $1.70 from $1.77.

Average diluted shares outstanding for the second quarter were 246.2 million in 2014 and 261.5 million in 2013.

The impact of catastrophes in the second quarter was $146 million before tax ($0.39 per share after tax) in 2014 compared to $237 million before tax ($0.59 per share after tax) in 2013.

The second quarter combined loss and expense ratio was 90.0% in 2014 compared to 88.8% in 2013. The impact of catastrophes accounted for 4.8 percentage points of the combined ratio in the second quarter of 2014 compared to 7.9 points in the second quarter of 2013. Excluding the impact of catastrophes, the second quarter combined ratio was 85.2% in 2014 and 80.9% in 2013.

The expense ratio for the second quarter of 2014 was 31.3% compared to 32.1% in the corresponding year-earlier quarter.

Net written premiums for the second quarter of 2014 increased 4% to $3.2 billion. Excluding the effect of currency fluctuation, premiums grew 5%. Premiums were up 5% in the U.S. and up 1% outside the U.S. (up 5% in local currencies).

Property and casualty investment income after taxes for the second quarter declined 4% to $275 million in 2014 from $286 million in 2013.

Net income for the second quarter of 2014 reflected net realized investment gains of $125 million before tax ($0.33 per share after-tax), compared to $179 million before tax ($0.44 per share after-tax) in the second quarter of 2013.

During the second quarter of 2014, Chubb repurchased approximately 4.0 million shares of its common stock at a total cost of $375 million (an average of $92.95 per share). As of June 30, 2014, there remained approximately $823 million available for share repurchases under the current authorization.

“Chubb produced solid results in the second quarter of 2014, with operating income of $1.70 per share and net income of $2.03,” said John D. Finnegan, Chairman, President and Chief Executive Officer. “Our results benefited from strong premium growth and retention as well as excellent performance in our long-tail lines of business such as Professional Liability, Casualty and Workers’ Compensation. However, our results this quarter were adversely impacted by catastrophe and non-catastrophe losses related to severe weather in the United States as well as an unusually high level of Homeowners’ and Commercial fire losses.

“We remain encouraged by the mid-single-digit increases in our U.S. rate change metrics that we achieved in all of our businesses during the second quarter, while also attaining our highest overall level of retention in three years,” said Mr. Finnegan.

Six-Month Results

For the first six months of 2014, net income was $948 million compared to $1.2 billion in the first half of 2013. Net income per share for the first half declined 18% to $3.83 from $4.69.

Operating income for the first six months of 2014 was $792 million compared to $1.0 billion in the first half of 2013. Operating income per share for the first half of 2014 declined 18% to $3.20 from $3.91.

Average diluted shares outstanding for the first six months were 247.7 million in 2014 and 263.2 million in 2013.

The impact of catastrophes in the first six months of 2014 was $345 million before tax ($0.91 per share after-tax), compared to $255 million before tax ($0.63 per share after-tax) in the first half of 2013.

The combined ratio for the first six months was 91.6% in 2014 compared to 86.7% in 2013. The impact of catastrophes in the first half accounted for 5.7 percentage points of the combined ratio in 2014 and 4.3 points in 2013. Excluding the impact of catastrophes, the combined ratio for the first half was 85.9% in 2014 and 82.4% in 2013.

The expense ratio for the first six months was 31.7% in 2014 and 32.2% in 2013.

Net written premiums for the first six months of 2014 increased 2% to $6.3 billion. Excluding the effect of currency fluctuation, premiums grew 3%. Premiums were up 4% in the U.S. and down 3% outside the U.S. (flat in local currencies).

Property and casualty investment income after taxes for the first six months declined 4% to $552 million in 2014 from $574 million in 2013.

Net income for the first six months of 2014 reflected net realized investment gains of $241 million before tax ($0.63 per share after-tax). Net income for the first half of 2013 reflected net realized investment gains of $317 million before tax ($0.78 per share after-tax).

During the first six months of 2014, Chubb repurchased approximately 8.8 million shares of common stock at a total cost of $784 million (an average of $89.59 per share).

Outlook for 2014

Chubb also announced a revision of full year 2014 operating income per share guidance to a range of $6.75 to $6.95 from the $7.10 to $7.40 range provided in its January 2014 guidance. The revised guidance reflects the company’s actual results in the first six months and its outlook for the second half of the year.

The revised guidance assumes for the 2014 full year:

•	A 2% to 4% increase in net written premiums.

•	Catastrophe losses of 5.3 percentage points of the combined ratio. The impact of each percentage point of catastrophe losses on 2014 full year operating income per share is approximately $0.33.

•	A combined ratio of between 90% and 91%.

•	A decline of 4% to 6% in property and casualty investment income after taxes.

•	Approximately 244 million average diluted shares outstanding.

Guidance and related assumptions are subject to the risks outlined in the company’s forward-looking information safe-harbor statements (see below).

Second Quarter Operations Review

Chubb Personal Insurance (CPI) net written premiums increased 5% in the second quarter of 2014 to $1.2 billion. CPI’s combined ratio for the quarter was 92.7% compared to 89.6% in the second quarter of 2013. The impact of catastrophe losses in the second quarter accounted for 7.5 percentage points of the combined ratio in 2014 and 12.7 points in 2013. Excluding the impact of catastrophe losses, CPI’s second quarter combined ratio was 85.2% in 2014 and 76.9% in 2013.

Net written premiums for Homeowners increased 4%, and the combined ratio was 92.2%. Personal Automobile net written premiums were flat, and the combined ratio was 95.6%. Other Personal lines premiums increased 10%, and the combined ratio was 93.1%.

Chubb Commercial Insurance (CCI) net written premiums increased 3% in the second quarter of 2014 to $1.4 billion. The combined ratio for the second quarter was 93.3% in 2014 and 89.9% in 2013. The impact of catastrophe losses in the second quarter accounted for 4.9 percentage points of the combined ratio in 2014 and 8.1 points in 2013. Excluding the impact of catastrophe losses, CCI’s second quarter combined ratio was 88.4% in 2014 and 81.8% in 2013.

In the U.S., average second quarter CCI renewal rates were up 4%, renewal premium retention was 87% and the ratio of new to lost business was 1.2 to 1.

Chubb Specialty Insurance (CSI) net written premiums increased 5% in the second quarter of 2014 to $655 million. The second quarter combined ratio improved to 78.7% in 2014 from 86.0% in 2013.

Professional Liability (PL) net written premiums were up 4%, and the business had a combined ratio of 83.2%. In the U.S., average second quarter PL renewal rates were up 6%, renewal premium retention was 88% and the ratio of new to lost business was 1.2 to 1.

Surety net written premiums were up 8%, and the combined ratio was 45.3%.

Webcast Conference Call to be held Today at 5 P.M.

Chubb’s senior management will discuss the company’s second quarter performance with investors and analysts today, July 24th, at 5 P.M. Eastern Daylight Time. The conference call will be webcast live on the Chubb website at http://www.chubb.com and archived later in the day for replay.

About Chubb

Since 1882, members of the Chubb Group of Insurance Companies have provided property and casualty insurance products to customers around the globe. These products are offered through a worldwide network of independent agents and brokers. The Chubb Group of Insurance Companies is known for financial strength, underwriting and loss-control expertise, tailoring products for the needs of high-net-worth individuals and commercial customers in niche markets and select industry segments, and outstanding claim service.

The Chubb Group of Insurance Companies is the marketing term used to describe several separately incorporated insurance companies under the common ownership of The Chubb Corporation. The Chubb Corporation is listed on the New York Stock Exchange [NYSE: CB] and, together with its subsidiaries, employs approximately 10,200 people throughout North America, Europe, Latin America, Asia and Australia. For more information regarding The Chubb Corporation, including a listing of the insurers in the Chubb Group of Insurance Companies, visit www.chubb.com.

Chubb’s Supplementary Investor Information Report is available on the Chubb website at http://www.chubb.com.

All financial results in this release and attachments are unaudited.

For further information contact:	Investors:	Glenn A. Montgomery (908) 903-2365

	Media:	Mark E. Greenberg (908) 903-2682

Definitions of Key Terms

Operating Income:

Operating income, a non-GAAP financial measure, is net income excluding after-tax realized investment gains and losses. Management uses operating income, among other measures, to evaluate its performance because the realization of investment gains and losses in any given period is largely discretionary as to timing and can fluctuate significantly, which could distort the analysis of trends.

Underwriting Income (Loss):

Management evaluates underwriting results separately from investment results. The underwriting operations consist of four separate business units: personal insurance, commercial insurance, specialty insurance and reinsurance assumed. Performance of the business units is measured based on statutory underwriting results. Statutory accounting principles applicable to property and casualty insurance companies differ in certain respects from generally accepted accounting principles (GAAP). Under statutory accounting principles, policy acquisition and other underwriting expenses are recognized immediately, not at the time premiums are earned. Statutory underwriting income (loss) is arrived at by reducing premiums earned by losses and loss expenses incurred and statutory underwriting expenses incurred.

Management uses underwriting results determined in accordance with GAAP, among other measures, to assess the overall performance of the underwriting operations. To convert statutory underwriting results to a GAAP basis, certain policy acquisition expenses are deferred and amortized over the period in which the related premiums are earned. Underwriting income (loss) determined in accordance with GAAP is defined as premiums earned less losses and loss expenses incurred and GAAP underwriting expenses incurred.

Property and Casualty Investment Income After Income Tax:

Management uses property and casualty investment income after income tax, a non-GAAP financial measure, to evaluate its investment results because it reflects the impact of any change in the proportion of tax exempt investment income to total investment income and is therefore more meaningful for analysis purposes than investment income before income tax.

Book Value per Common Share with Available-for-Sale Fixed Maturities at Amortized Cost:

Book value per common share represents the portion of consolidated shareholders’ equity attributable to one share of common stock outstanding as of the balance sheet date. Consolidated shareholders’ equity includes, as part of accumulated other comprehensive income (loss), the after-tax appreciation or depreciation, including unrealized other-than-temporary impairment losses, of the Corporation’s available-for-sale fixed maturities, which are carried at fair value. The appreciation or depreciation of available-for-sale fixed maturities is subject to fluctuation due to changes in interest rates and therefore could distort the analysis of trends. Management believes that book value per common share with available-for-sale fixed maturities at amortized cost, a non-GAAP financial measure, is an important measure of the underlying equity attributable to one share of common stock.

Combined Loss and Expense Ratio or Combined Ratio:

The combined loss and expense ratio, expressed as a percentage, is the key measure of underwriting profitability. Management uses the combined loss and expense ratio calculated in accordance with statutory accounting principles applicable to property and casualty insurance companies to evaluate the performance of the underwriting operations. It is the sum of the ratio of losses and loss expenses to premiums earned (loss ratio) and the ratio of statutory underwriting expenses to premiums written (expense ratio) after reducing both premium amounts by dividends to policyholders.

Net Written Premiums Growth (Decrease) Excluding the Impact of Foreign Currency Translation:

Management uses net written premiums growth (decrease) excluding the impact of foreign currency translation, a non-GAAP financial measure, to evaluate the trends in net written premiums, exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which international business is transacted. The impact of foreign currency translation is excluded as exchange rates may fluctuate significantly and the effect of fluctuations could distort the analysis of trends. When excluding the impact of foreign currency translation, management uses the same exchange rate to translate each foreign currency denominated net written premium amount in both periods.

FORWARD-LOOKING INFORMATION

In this press release, the conference call identified above and otherwise, we may make statements regarding our results of operations, financial condition and other matters that are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements are made pursuant to the safe harbor provisions of the PSLRA and include statements regarding management’s 2014 operating income per share guidance and related assumptions. Forward-looking statements frequently can be identified by words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “will,” “may,” “should,” “could,” “would,” “likely,” “estimate,” “predict,” “potential,” “continue,” or other similar expressions. Forward-looking statements are made based upon management’s current expectations and beliefs concerning trends and future developments and their potential effects on Chubb. These statements are not guarantees of future performance. Actual results may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties, which include, among others, those discussed or identified from time to time in Chubb’s public filings with the Securities and Exchange Commission and those associated with:

•	global political, economic and market conditions, particularly in the jurisdictions in which we operate and/or invest, including:

—	changes in credit ratings, interest rates, market credit spreads and the performance of the financial markets;

—	currency fluctuations;

—	the effects of inflation;

—	changes in domestic and foreign laws, regulations and taxes;

—	changes in competition and pricing environments;

—	regional or general changes in asset valuations;

—	the inability to reinsure certain risks economically; and

—	changes in the litigation environment;

•	the effects of the outbreak or escalation of war or hostilities;

•	the occurrence of terrorist attacks, including any nuclear, biological, chemical or radiological events;

•

premium pricing and profitability or growth estimates overall or by lines of business or geographic area, and related expectations with respect to the timing and terms of any required regulatory approvals;

•	adverse changes in loss cost trends;

•	our ability to retain existing business and attract new business at acceptable rates;

•	our expectations with respect to cash flow and investment income and with respect to other income;

•	the adequacy of our loss reserves, including:

—	our expectations relating to reinsurance recoverables;

—	the willingness of parties, including us, to settle disputes;

—	developments in judicial decisions or regulatory or legislative actions relating to coverage and liability, in particular, for asbestos, toxic waste and other mass tort claims;

—	development of new theories of liability;

—	our estimates relating to ultimate asbestos liabilities; and

—	the impact from the bankruptcy protection sought by various asbestos producers and other related businesses;

•	the availability and cost of reinsurance coverage;

•

the occurrence of significant weather-related or other natural or human-made disasters, particularly in locations where we have concentrations of risk or changes to our estimates (or the assessments of rating agencies and other third parties) of our potential exposure to such events;

•

the impact of economic factors on companies on whose behalf we have issued surety bonds, and in particular, on those companies that file for bankruptcy or otherwise experience deterioration in creditworthiness;

•

the effects of disclosures by, and investigations of, companies we insure, particularly with respect to our lines of business that have a longer time span, or tail, between the incidence of a loss and the settlement of the claim;

•	the impact of legislative, regulatory, judicial and similar developments on companies we insure, particularly with respect to our longer tail lines of business;

•

the impact of legislative, regulatory, judicial and similar developments on our business, including those relating to insurance industry reform, terrorism, catastrophes, the financial markets, solvency standards, capital requirements, accounting guidance and taxation;

•	any downgrade in our claims-paying, financial strength or other credit ratings;

•	the ability of our subsidiaries to pay us dividends;

•	our plans to repurchase shares of our common stock, including as a result of changes in:

—	our financial position and financial results;

—	our capital position and/or capital adequacy levels required to maintain our existing ratings from independent rating agencies;

—	our share price;

—	investment opportunities;

—	opportunities to profitably grow our property and casualty insurance business; and

—	corporate and regulatory requirements; and

•	our ability to implement management’s strategic plans and initiatives.

Chubb assumes no obligation to update any forward-looking information set forth in this document, which speak as of the date hereof.

THE CHUBB CORPORATION

SUPPLEMENTARY FINANCIAL DATA

(Unaudited)

	Periods Ended June 30
	Second Quarter		Six Months
	2014	2013	2014	2013
	(in millions)

PROPERTY AND CASUALTY INSURANCE
Underwriting
Net Premiums Written	$3,223	$3,100	$6,285	$6,157
Increase in Unearned Premiums	(159)	(105)	(192)	(158)

Premiums Earned	3,064	2,995	6,093	5,999

Losses and Loss Expenses	1,792	1,694	3,637	3,262
Operating Costs and Expenses	1,004	991	1,983	1,974
Increase in Deferred Policy Acquisition Costs	(21)	(16)	(34)	(57)
Dividends to Policyholders	11	9	21	18

Underwriting Income	278	317	486	802

Investments
Investment Income Before Expenses	345	361	696	724
Investment Expenses	9	12	19	24

Investment Income	336	349	677	700

Other Income (Charges)	(2)	9	(4)	14

Property and Casualty Income	612	675	1,159	1,516

CORPORATE AND OTHER	(59)	(58)	(119)	(121)

CONSOLIDATED OPERATING INCOME BEFORE INCOME TAX	553	617	1,040	1,395

Federal and Foreign Income Tax	135	154	248	366

CONSOLIDATED OPERATING INCOME	418	463	792	1,029

REALIZED INVESTMENT GAINS AFTER INCOME TAX	81	116	156	206

CONSOLIDATED NET INCOME	$499	$579	$948	$1,235

PROPERTY AND CASUALTY INVESTMENT INCOME AFTER INCOME TAX	$275	$286	$552	$574

	Periods Ended June 30
	Second Quarter		Six Months
	2014	2013	2014	2013

OUTSTANDING SHARE DATA
(in millions)
Average Common and Potentially Dilutive Shares	246.2	261.5	247.7	263.2
Actual Common Shares at End of Period	240.5	255.5	240.5	255.5

DILUTED EARNINGS PER SHARE DATA
Operating Income	$1.70	$1.77	$3.20	$3.91
Realized Investment Gains	.33	.44	.63	.78

Net Income	$2.03	$2.21	$3.83	$4.69

Effect of Catastrophes	$(.39)	$(.59)	$(.91)	$(.63)

	June 30 2014	Dec. 31 2013	June 30 2013

BOOK VALUE PER COMMON SHARE	$68.60	$64.83	$60.76

BOOK VALUE PER COMMON SHARE,
with Available-for-Sale Fixed Maturities at Amortized Cost	63.87	61.86	57.03

PROPERTY AND CASUALTY UNDERWRITING RATIOS

PERIODS ENDED JUNE 30

	Second Quarter		Six Months
	2014	2013	2014	2013

Losses and Loss Expenses to Premiums Earned	58.7%	56.7%	59.9%	54.5%
Underwriting Expenses to Premiums Written	31.3	32.1	31.7	32.2

Combined Loss and Expense Ratio	90.0%	88.8%	91.6%	86.7%

Effect of Catastrophes on Combined Loss and Expense Ratio	4.8%	7.9%	5.7%	4.3%

PROPERTY AND CASUALTY LOSSES AND LOSS EXPENSES COMPONENTS

PERIODS ENDED JUNE 30

	Second Quarter		Six Months
	2014	2013	2014	2013
	(in millions)

Paid Losses and Loss Expenses	$1,756	$1,723	$3,550	$3,561
Increase (Decrease) in Unpaid Losses and Loss Expenses	36	(29)	87	(299)

Total Losses and Loss Expenses	$1,792	$1,694	$3,637	$3,262

PROPERTY AND CASUALTY PRODUCT MIX

	Net Premiums Written			Combined Loss and Expense Ratios
			% Increase (Decrease)
	2014	2013		2014	2013
	(in millions)

QUARTERS ENDED JUNE 30

Personal Insurance
Automobile	$195	$195	—%	95.6%	95.3%
Homeowners	766	734	4	92.2	86.9
Other	248	225	10	93.1	93.3

Total Personal	1,209	1,154	5	92.7	89.6

Commercial Insurance
Multiple Peril	285	277	3	91.5	94.4
Casualty	404	402	—	85.3	94.8
Workers’ Compensation	285	266	7	84.5	86.6
Property and Marine	384	374	3	110.5	83.0

Total Commercial	1,358	1,319	3	93.3	89.9

Specialty Insurance
Professional Liability	572	549	4	83.2	91.9
Surety	83	77	8	45.3	42.1

Total Specialty	655	626	5	78.7	86.0

Total Insurance	3,222	3,099	4	90.0	89.0

Reinsurance Assumed	1	1	*	*	*

Total	$3,223	$3,100	4	90.0	88.8

SIX MONTHS ENDED JUNE 30

Personal Insurance
Automobile	$368	$371	(1)%	98.5%	94.7%
Homeowners	1,358	1,304	4	98.3	84.5
Other	496	466	6	92.8	93.6

Total Personal	2,222	2,141	4	97.2	88.2

Commercial Insurance
Multiple Peril	546	549	(1)	91.6	88.9
Casualty	850	850	—	87.4	94.0
Workers’ Compensation	595	565	5	84.3	87.7
Property and Marine	792	795	—	99.8	73.6

Total Commercial	2,783	2,759	1	90.9	85.9

Specialty Insurance
Professional Liability	1,124	1,098	2	83.9	92.1
Surety	155	160	(3)	82.2	46.6

Total Specialty	1,279	1,258	2	83.7	86.7

Total Insurance	6,284	6,158	2	91.6	86.9

Reinsurance Assumed	1	(1)	*	*	*

Total	$6,285	$6,157	2	91.6	86.7

*	The change in net premiums written and the combined loss and expense ratios are no longer presented for the Reinsurance Assumed business since it is in runoff.